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                                                                    EXHIBIT 12.1



                       RATIO OF EARNINGS TO FIXED CHARGES


                                                  Year Ended     Year Ended     Year Ended
                                                 December 31,   December 31,   December 31,
                                                     1998           1999           2000
                                                 ------------   ------------   ------------
                                                               (in thousands)
Net loss before cumulative effect of
 change in accounting principle .............      $(19,222)      $(28,933)      $(25,786)
Add fixed charges ..........................
Interest costs including amortization
 of debt issuance cost ......................        11,039         15,200         16,363
                                                   --------       --------       --------
    Earnings (loss) before fixed
     charges ................................      $ (8,183)      $(13,733)      $ (9,423)
                                                   ========       ========       ========
Fixed charges:
  Interest expense including
   amortization of debt issuance
   costs ....................................        11,039         15,200         16,363
  Capitalized interest ......................         5,979          2,017             --
                                                   --------       --------       --------
    Total fixed charges .....................      $ 17,018       $ 17,217       $ 16,363
                                                   ========       ========       ========
Ratio of earnings to fixed charges ..........            --             --             --
                                                   ========       ========       ========
Deficiency of earnings to cover fixed
 charges ....................................      $ 25,201       $ 30,950       $ 25,786
                                                   ========       ========       ========



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